          CONTACTS:                          Rodney C. Sacks
           Chairman and Chief Executive Officer
           (951) 739-6200

           Hilton H. Schlosberg
           Vice Chairman
           (951) 739-6200

           Roger S. Pondel / Judy Lin Sfetcu
           PondelWilkinson Inc.
           (310) 279-5980

MONSTER BEVERAGE ANNOUNCES WEBCAST DETAILS
FOR ANNUAL STOCKHOLDERS’ MEETING

Corona, CA – June 1, 2012 – Monster Beverage Corporation (NASDAQ:MNST) announced today that the Company will provide a live audio webcast of the business discussion and question and answer portion of its annual stockholders’ meeting on Friday, June 8, 2012.  The webcast will begin at 10:20 a.m. Pacific Time, following the formal portion of the meeting, which will begin at 10 a.m. Pacific Time.
The live audio webcast will be available at www.monsterbevcorp.com under the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the event will be archived for approximately one year on the website.
Monster Beverage Corporation
Based in Corona, California, Monster Beverage Corporation is a marketer and distributor of energy drinks and alternative beverages. The Company markets and distributes Monster Energy® brand energy drinks, Monster Energy Extra Strength Nitrous Technology® brand energy drinks, Java Monster® brand non-carbonated coffee + energy drinks, X-Presso Monster® brand non-carbonated espresso energy drinks, M-3™ superconcentrated energy drinks, Monster Rehab® non-carbonated rehydration energy drinks, Übermonster™ energy drinks, Worx Energy® shots, and Peace Tea® iced teas, as well as Hansen’s® natural sodas, apple juice and juice blends, multi-vitamin juices, Junior Juice® beverages, Blue Sky® beverages, Hubert’s® Lemonades, Vidration® vitamin enhanced waters, and PRE® Probiotic drinks.  For more information visit www.monsterbevcorp.com.